Exhibit 2.1

FORM OF

MASTER REORGANIZATION AGREEMENT

This Master Reorganization Agreement (this “Agreement”), dated as of [●], 2017 (the “Effective Date”), is entered into by and among Tapstone Energy, LLC, a Delaware limited liability company (“Tapstone LLC”), GSO E&P Holdings I LP, a Delaware limited partnership (the “Selling Stockholder”), Tom L. Ward (“Ward”), Tapstone Energy Inc., a Delaware corporation (the “Company”), [Tapstone Merger Sub LLC], a Delaware limited liability company (“Merger Sub”), and the individuals listed on the signature pages hereto under the heading “Management Members” (collectively, the “Management Members”). Tapstone LLC, the Selling Stockholder, Ward, the Company, Merger Sub and the Management Members are each individually referred to herein as a “Party” and collectively, the “Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in Section 2.1.

RECITALS

WHEREAS, in anticipation of, and immediately prior to the completion of, the Offering pursuant to, and as more fully described in, a registration statement filed with the U.S. Securities and Exchange Commission, Registration No. 333-[●] (the “Registration Statement”), the Parties shall enter into certain restructuring transactions (the “Reorganization”) as more particularly described herein;

WHEREAS, in connection with the Offering and the Reorganization, the Parties desire to, among other things, (i) establish the economic terms of the Reorganization, and (ii) enter into certain agreements to effectuate the foregoing; and

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows, and further agree that the actions set forth in Article I shall be deemed to have been taken and become effective in the order set forth therein.

ARTICLE I

RESTRUCTURING TRANSACTIONS

Section 1.1. Underwriting Agreement. Effective immediately prior to the Merger Effective Time (as defined below), the Company, the Selling Stockholder and the Underwriters shall enter into the Underwriting Agreement, pursuant to which the Company shall issue and sell shares of Common Stock, and the Selling Stockholder shall, if the Underwriters exercise their option to purchase additional shares of Common Stock pursuant to the Underwriting Agreement, sell shares of Common Stock from its Escrow Shares (as defined below) (“the Selling Stockholder Shares”) to the Underwriters at a price per share equal to the IPO Price, less the underwriting discount applied to any shares of Common Stock to be sold by the Company or the Selling Stockholder to the public in the Offering.

Section 1.2. Merger. Effective as of the time set forth in the Certificate of Merger filed with the Secretary of State of the State of Delaware (the “Merger Effective Time”), which,

for the avoidance of doubt, shall be on the date of, but at a time prior to, the consummation of the Offering, Merger Sub shall merge (the “Merger”) with and into Tapstone LLC (with Tapstone LLC continuing as the surviving company of the Merger) in accordance with the Agreement and Plan of Merger in the form attached hereto as Exhibit A (the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, (i) all of the outstanding membership interests in Merger Sub shall be converted into 100% of the membership interests in Tapstone LLC, and as a result, Tapstone LLC shall become a wholly owned subsidiary of the Company and (ii) the holders of the outstanding Membership Interests (as defined in the Amended and Restated Limited Liability Company Agreement of Tapstone LLC, dated as of December 31, 2013 (as amended, the “LLC Agreement”)) shall be entitled to receive shares of Common Stock as consideration in the Merger (the “Escrow Shares”), as further described in Section 1.3 below. For the avoidance of doubt, Membership Interests include Class A Units, Class B Units and Incentive Units, in each case as defined in the LLC Agreement.

Section 1.3. Issuance of Common Shares to Escrow. In connection with the Offering, the Company shall issue the Escrow Shares into escrow with the Transfer Agent for the 23 Business Days following commencement of trading of the Company’s Common Stock on the New York Stock Exchange (the “NYSE”), regular way (the “Escrow Period”), or any other securities exchange that has registered with the Securities and Exchange Commission (such 23 Business Days consisting of 20 trading days commencing with the trading of the Company’s Common Stock, regular way on the NYSE plus three (3) additional Business Days). Promptly after the Escrow Period, the board of directors of the Company shall determine the allocation and amount of Escrow Shares (which allocation shall reflect a reduction in Escrow Shares allocated to the Selling Stockholder for any Selling Stockholder Shares sold or to be sold by the Selling Stockholder to the Underwriters) to be distributed to all holders of Membership Interests (i) in accordance with Section 4.1(a) and Section 9.14 of the LLC Agreement as if such Escrow Shares are being distributed in a complete liquidation of Tapstone LLC and (ii) based on the volume weighted average price of the Company’s publicly traded shares of Common Stock, as calculated by the Company’s Chief Financial Officer, during the initial 20 trading days during which the Company’s Common Stock is traded, regular way, on the New York Stock Exchange or any other securities exchange that has registered with the Securities and Exchange Commission.

Section 1.4. Tapstone LLC. Effective immediately following the Merger Effective Time, the LLC Agreement shall be amended and restated to reflect the Merger and that the Company became the sole member of Tapstone LLC.

Section 1.5. Amended and Restated Certificate of Incorporation and Bylaws of the Company. Effective immediately following the Merger Effective Time, the Company shall (i) file with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), in the form attached hereto as Exhibit B and (ii) enter into an Amended and Restated Bylaws of the Company (the “Bylaws”), in the form attached hereto as Exhibit C.

Section 1.6. Registration Rights Agreement. Immediately following the Merger Effective Time, the Company and the Selling Stockholder shall enter into the Registration Rights Agreement, in the form attached hereto as Exhibit D.

Section 1.7. Stockholders’ Agreement. Immediately following the Merger Effective Time, the Company and the Selling Stockholder shall enter into the Stockholders’ Agreement, in the form attached hereto as Exhibit E.

Section 1.8. Long-Term Incentive Plan. In connection with the Offering, the Company will adopt the 2017 Long-Term Incentive Plan, providing for the issuance of up to [●] shares of Common Stock as further described in the Registration Statement, which has been previously approved by the board of directors of the Company.

ARTICLE II

MISCELLANEOUS

Section 2.1. The terms set forth below in this Section 2.1 shall have the meanings ascribed to them below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(b) “Offering” means the first closing of the initial underwritten public offering of Common Stock pursuant to the Underwriting Agreement.

(c) “Transfer Agent” means American Stock Transfer & Trust Company, the Company’s transfer agent and registrar.

(d) “Underwriters” means the underwriters named in the Registration Statement.

(e) “Underwriting Agreement” means a firm commitment underwriting agreement to be entered into between the Company, the Selling Stockholder and the Underwriters, as such form is agreed to by the parties thereto.

Section 2.2. Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 2.3. Consents. To the extent required under applicable law or the governing documents of any of the Parties (including the LLC Agreement) or any award letter entered into between Tapstone LLC and a Management Member, the Parties acknowledge that this Agreement constitutes the written consent of the relevant Parties to each of the agreements and transactions described herein, including by each of the Parties in its capacity as a member or manager of any other Party.

Section 2.4. Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the interests referenced herein.

Section 2.5. Further Assurances. From time to time after the Effective Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional assignments, conveyances, instruments, notices and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so and (c) more fully and effectively to carry out the purposes and intent of this Agreement

Section 2.6. Successors and Assigns; No Third Party Rights. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not intended to, and does not, create rights in any other person, and no person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

Section 2.7. Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 2.8. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplement to this Agreement, shall be effective only if in writing and signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

Section 2.9. Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the transactions contemplated hereby and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining thereto.

Section 2.10. Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 2.11. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means) with the same effect as if all Parties had signed the same document.

*        *        *         *        *

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the Parties as of the date first written above.

TAPSTONE ENERGY, LLC

By:
Name:
Title:

GSO E&P HOLDINGS I LP

By:	GSO Capital Solutions Associates II LLC,
its general partner

By:
Name:
Title:

TOM L. WARD

TAPSTONE ENERGY INC.

By:
Name:
Title:

[TAPSTONE MERGER SUB LLC]

By:
Name:
Title:

Signature Page to

Master Reorganization Agreement

MANAGEMENT MEMBERS:

[●]

[●]

[●]

Signature Page to

Master Reorganization Agreement

Exhibit A

Form of Agreement and Plan of Merger

See attached.

Exhibit B

Form of Certificate of Incorporation

See attached.

Exhibit C

Form of Bylaws

See attached.

Exhibit D

Form of Registration Rights Agreement

See attached.

Exhibit E

Form of Stockholders’ Agreement

See attached.